UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2023

SENSUS HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37714	27-1647271
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 Broken Sound Pkwy., NW # 215, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 922-5808

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SRTS	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SENSUS HEALTHCARE, INC.

FORM 8-K

CURRENT REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Effective June 1, 2023, Sensus Healthcare, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Javier Rampolla, our Chief Financial Officer.

The initial base salary set forth in the Agreement is $250,000, which may be increased from time to time (but never decreased) pursuant to the determination of the Company’s Board of Directors or its Compensation Committee. Under the Agreement, Mr. Rampolla serves as the Company’s Chief Financial Officer. The Agreement provides for an initial term ending December 31, 2023; however, the Agreement provides for continuously renewing one-year periods thereafter unless either Mr. Rampolla or the Company provides written notice of the intent not to renew the Agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term.

In addition to his salary, Mr. Rampolla is entitled to participate in the Company’s incentive compensation programs. Mr. Rampolla is entitled to an annual cash incentive bonus based on a plan established by the Compensation Committee. Mr. Rampolla’s target annual bonus must be at least $100,000, which may be increased from time to time (but never decreased) pursuant to the determination of the Compensation Committee. Mr. Rampolla is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by the Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time. Any annual cycle equity awards will be determined at the discretion of the Compensation Committee.

Mr. Rampolla is entitled to certain severance benefits if his employment is terminated upon his death or Disability (as defined in the Agreement) or without Cause (as defined in the Agreement), or if he resigns within 120 days after the occurrence of an event constituting Good Reason (as defined in the Agreement).

Mr. Rampolla is entitled to participate in all of the employee benefit programs and perquisites generally available to the Company’s senior executive officers. The Agreement contains customary business expense reimbursement, indemnification, non-disclosure, non-competition, and non-solicitation provisions.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was held on June 2, 2023. Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, and there was no solicitation in opposition to the Company’s solicitation. The following summarizes all matters voted on at the Annual Meeting.

1. Election of Directors. William McCall and Megan Cornish were each elected as a Class II director for a three-year term to expire in 2026 or until his or her successor is elected and qualified. Each nominee was an incumbent director, no other person was nominated, and each nominee was elected. The tabulation of votes cast was as follows:

	For	Against	Abstention	Broker Non-Votes
William McCall	7,105,077	1,699,808	46,822	2,606,110
Megan Cornish	8,572,198	231,967	47,542	2,606,110

2. Vote on Amendment of the Company’s 2017 Incentive Plan. Stockholders approved the amendment of the Company’s 2017 Incentive Plan to increase the number of shares that may be issued under such Plan. The tabulation of votes cast was as follows:

For	Against	Abstention	Broker Non-Votes
7,941,334	688,210	222,163	2,606,110

3. Vote on Amendment of the Company’s Amended and Restated Certificate of Incorporation. This amendment would have limited the liability of certain officers of the Company, as permitted by Delaware law. The amendment required the affirmative vote of a majority of the outstanding shares; however, it did not achieve this vote and was therefore not approved. The tabulation of votes cast was as follows:

For	Against	Abstention	Broker Non-Votes
8,009,655	607,768	234,284	2,606,110

4. Advisory Vote on Executive Compensation. Stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2022. The tabulation of votes cast was as follows:

For	Against	Abstention	Broker Non-Votes
7,982,256	561,165	308,286	2,606,110

5. Auditor Appointment Ratification. Stockholders ratified the appointment of Marcum LLP as the Company’s independent registered public accountant for the fiscal year ended December 31, 2023. The tabulation of votes cast was as follows:

For	Against	Abstention
11,185,041	32,733	240,043

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated as of June 1, 2023, by and between the Company and Javier Rampolla.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS HEALTHCARE, INC.

Date:	June 6, 2023	By:	/s/ Michael Sardano
Michael Sardano
President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated as of June 1, 2023, by and between the Company and Javier Rampolla.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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